Exhibit 10.12
SEMPRA
CASH SEVERANCE PAYMENTS POLICY
Effective as of February 21, 2024
Sempra (the “Company”) provides market-based compensation to its officers and employees to help ensure the Company can both attract and retain a talented workforce. Consistent with the foregoing, the Company places reasonable limitations on certain separation benefits for Executive Officers. The Company will not enter into, establish or adopt any new Severance Pay Agreement with or for the benefit of an Executive Officer that provides for Cash Severance Payments exceeding 2.99 times the sum of the Executive Officer’s Base Salary plus Target Bonus, without seeking shareholder ratification of such Severance Pay Agreement.
The Compensation and Talent Development Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), shall administer, interpret and oversee this policy, including, without limitation, determining, in its sole discretion, the total amount of Cash Severance Payments using, to the extent applicable, commercially reasonable valuation techniques and principles. Any determination by the Committee with respect to this policy shall be final, conclusive and binding. The exercise by the Committee of any rights pursuant to this policy shall be without prejudice to any other rights that the Company, the Board or the Committee may have with respect to any Executive Officer subject to this policy. The Committee reserves the right to amend or terminate this policy from time to time in its sole discretion.
For purposes of this policy:
“Base Salary” has the meaning set forth in the applicable Executive Officer’s Severance Pay Agreement.
“Cash Severance Payments” means cash payments (i) in respect of the termination of an Executive Officer’s employment, (ii) to secure an agreement not to compete with the Company or its affiliates, and (iii) to offset any tax liability in respect of any of the foregoing. For the avoidance of doubt, and notwithstanding anything to the contrary in this policy or any Severance Pay Agreement, “Cash Severance Payments” do not include (a) the grant, vesting, acceleration, settlement, payment or other handling of long-term incentive awards granted or purchased under shareholder-approved or inducement plans, (b) payment of deferred compensation and retirement benefits, in each case pursuant to the terms of any plan, policy or agreement of the Company or its affiliates, (c) payment of vested employee benefits consistent with the Company’s normal practices provided under the employee benefit plans of the Company or its affiliates, (d) the payment or provision of perquisites, insurance, disability, health and welfare plan coverage, outplacement or retraining, financial planning, and other benefits generally available to similarly-situated employees, including, without limitation, any cash payments provided to cover the cost of obtaining continued health care benefits, (e) amounts paid for consulting services the Executive Officer has agreed to provide after his or her termination for a period not to exceed two years, (f) any notice pay or interest required to be paid pursuant to the terms of any plan, policy or agreement between the date of the Executive Officer’s termination and the payment date, (g) payments made in settlement of litigation or claims made against the Company or any of its affiliates by the Executive Officer or indemnification payments made or expenses advanced under the Company’s governing documents or any indemnification agreement with the Executive Officer, (h) compensation and benefits (including unpaid Base Salary, bonus and vacation pay) earned, accrued or otherwise provided pursuant to the terms of any plan, policy or agreement with respect to services rendered, and reimbursement for any expenses validly incurred, in each case prior to the date of the Executive Officer’s termination, (i) any payment in respect of the Executive Officer’s pro-rated bonus for the year of termination based on target or actual performance, or (j) any other benefit or payment required by law.
“Executive Officer” means any “officer” of the Company, as defined under Rule 16a-1(f) under Section 16 of the Securities Exchange Act of 1934, as amended, at the time such person’s new Severance Pay Agreement is entered into, established or adopted and at the time of the earlier of immediately prior to (i) a Change in Control (as defined in such person’s Severance Pay Agreement) or (ii) such person’s termination.
“new Severance Pay Agreement” means any Severance Pay Agreement that is newly entered into, established or adopted, amended and restated or materially amended (as determined by the Committee), provided that, for the avoidance of doubt, a new Severance Pay Agreement shall not include (i) any renewal or extension (including any automatic renewal or extension) of, or any amendment due to changes in law, for tax reasons or to make immaterial or administrative changes to, any existing Severance Pay Agreement or (ii) any arrangement assumed by the Company or any of its affiliates in the context of a merger, acquisition or similar corporate transaction.
“Severance Pay Agreement” means an Executive Officer’s employment agreement or other severance pay agreement or, to the extent the Executive Officer is not a party to a severance pay agreement, any other agreement, plan or policy providing for compensation payable to an Executive Officer following his or her termination or other separation from service.
“shareholder ratification” includes shareholder approval obtained before, and shareholder ratification obtained after, entering into, establishing or adopting any new Severance Pay Agreement.
“Target Bonus” has the meaning set forth in the applicable Executive Officer’s Severance Pay Agreement.
“termination” refers to an Executive Officer’s termination of employment from the Company and its affiliates.